Exhibit 99.1

VMware Reports Fiscal Year 2022 First Quarter Results
Total Revenue growth of 9% year-over-year
Subscription and SaaS revenue growth of 29% year-over-year

PALO ALTO, Calif., May 27, 2021 — VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the first quarter of fiscal year 2022:

•Revenue for the first quarter was $2.99 billion, an increase of 9% from the first quarter of fiscal 2021.

•The combination of subscription and SaaS and license revenue was $1.39 billion, an increase of 12% from the first quarter of fiscal 2021.

•Subscription and SaaS revenue for the first quarter was $741 million, an increase of 29% year-over-year.

•GAAP net income for the first quarter was $425 million, or $1.01 per diluted share, compared to $386 million, or $0.92 per diluted share, for the first quarter of fiscal 2021. Non-GAAP net income for the first quarter was $744 million, or $1.76 per diluted share, up 16% per diluted share compared to $640 million, or $1.52 per diluted share, for the first quarter of fiscal 2021.

•GAAP operating income for the first quarter was $559 million, an increase of 34% from the first quarter of fiscal 2021. Non-GAAP operating income for the first quarter was $923 million, an increase of 13% from the first quarter of fiscal 2021.

•Operating cash flow for the first quarter was $1.27 billion. Free cash flow for the first quarter was $1.20 billion.

•RPO for the first quarter totaled $11.0 billion, up 9% year-over-year.

“We are pleased with our Q1 financial performance as we delivered solutions for customers in strategic areas like multi-cloud, application modernization and digital workspaces, while focusing on providing a broader set of consumption choices with our Subscription and SaaS offerings,” said Zane Rowe, CFO and Interim CEO, VMware. “We are excited to welcome Raghu Raghuram as the next CEO of VMware. This milestone, along with the proposed Dell spin-off, sets the stage for the company’s next innovative chapter.”

Business Highlights & Strategic Announcements
•The VMware Special Committee of independent directors and Dell Technologies have agreed to terms in which VMware will be spun-off from Dell Technologies. The terms include significant simplification to the corporate ownership structure and an $11.5B to $12.0B special cash dividend recommended by the independent Special Committee and declared by the VMware Board to all VMware stockholders immediately prior to the spin-off and subject to the satisfaction of all closing conditions. The two companies have also finalized a commercial agreement that preserves and enhances their strategic partnership to deliver joint customer value.
•VMware unveiled VMware Cloud, a distributed, multi-cloud platform that enables organizations to accelerate application modernization across the data center, edge, and any cloud. With the launch of VMware Cloud, VMware announced new offerings that bring a more integrated experience to customers, including VMware Cloud Universal, a flexible subscription that simplifies the purchase and consumption of VMware multi-cloud infrastructure and management services.
•VMware announced innovations across its VMware vRealize Cloud Management portfolio of on-premises and Software as a Service (SaaS) solutions. The new and enhanced capabilities combine to enable customers to more securely deploy and operate their hybrid and multi-cloud environments.
•VMware announced portfolio updates to help customers modernize their applications and infrastructure. The new releases of vSphere 7 and vSAN 7 will help IT teams support new and existing applications with infrastructure that is developer and AI-ready; scales without compromise; boosts infrastructure and data security; and simplifies operations. This includes the next step in our collaboration with NVIDIA to deliver an AI-Ready Enterprise platform that combines the industry-leading compute virtualization software of VMware vSphere and the innovation of NVIDIA AI Enterprise suite.

•VMware unveiled expanded cloud workload protection capabilities to deliver better security for containers and Kubernetes. The new solution will help increase visibility, enable compliance and enhance security for containerized applications from build to production in public cloud and on-premises environments.
•VMware announced VMware Anywhere Workspace, a solution designed to help customers deliver a distributed workforce environment. The offering enables customers to manage multi-modal employee experiences, better secure the distributed edge and automate their workspace.
•VMware launched the Customer Lifecycle Incentives Program to help partners facilitate the end-to-end digital transformation for their customers. The program will help partners drive increased profitability through new and expanded customer engagement, a simplified experience, optimized incentive return on investment, and partner-to-partner cooperation rewards.

The company will host a conference call today at 1:30 p.m. PT/ 4:30 p.m. ET to review financial results and business outlook. A live web broadcast of the event will be available on the VMware investor relations website at http://ir.vmware.com. Slides will accompany the web broadcast. The replay of the webcast and slides will be available on the website for two months. In addition, six quarters of historical data for unearned revenue will also be made available at http://ir.vmware.com in conjunction with the conference call.

# # #
About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, app modernization, networking, security, and digital workspace offerings help customers deliver any application on any cloud across any device. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough technology innovations to its global impact. For more information, please visit https://www.vmware.com/company.html

Additional Information
VMware’s website is located at www.vmware.com, and its investor relations website is located at http://ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

VMware, VMware Cloud Universal, vRealize, vSphere, VMware vSAN, and VMware Anywhere Workspace are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the proposed spin-off from Dell, and the terms and potential impact of the related commercial agreement and corporate governance arrangements to take effect with the spin-off; the payment and size of a special cash dividend in connection with the spin-off; the company’s next innovative chapter; and the expected benefits to customers of VMware product, solutions and service offerings announced, launched and unveiled since the start of the first quarter of fiscal year 2022. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the failure of VMware or Dell Technologies to meet the contractual conditions for consummation of the spin-off and payment of the special cash dividend; (2) the failure to obtain adequate financing sources for the special cash dividend; (3) the failure of VMware to satisfy certain rating agency criteria; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the commercial agreement with Dell Technologies entered into in connection with the spin-off; (5) the effect of the announcement of the spin-off, and the special cash dividend and their impact on VMware and Dell Technologies’ strategic and commercial relationships and on the ability of VMware to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally; (6) the impact of the COVID-19 pandemic on our operations, financial condition, our customers, the business environment and the global and regional economies; (7) adverse changes in general economic or market conditions; (8) delays or reductions in consumer, government and information technology spending; (9) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing, modern applications and security industries, as well as new product and marketing initiatives by VMware’s competitors; (10) the ability to successfully integrate into VMware acquired companies and assets and smoothly transition services related to divested assets from VMware; (11) rapid technological changes in the virtualization software and cloud, end user, security, modern applications and mobile computing industries; (12) VMware’s customers’ ability to transition to new products, platforms, services, solutions and computing strategies in such areas as containerization, modern applications, intrinsic security and networking, cloud, digital workspaces, virtualization and the software defined data center, and the uncertainty of their acceptance of emerging technology; (13) VMware’s ability to enter into, maintain and extend strategically effective partnerships, collaborations and alliances; (14) the continued risk of litigation and regulatory actions; (15) VMware’s ability to protect its proprietary technology; (16) changes to product and service development timelines; (17) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (18) VMware’s ability to attract and retain highly qualified employees; (19) the ability of VMware to utilize our relationship with Dell to leverage go-to-market and product development activities; (20) risks associated with cyber-attacks, information security and data privacy; (21) disruptions resulting from key management changes; (22) risks associated with international sales such as fluctuating currency exchange rates and increased trade barriers; (23) changes in VMware’s financial condition; (24) geopolitical changes such as Brexit and increased tariffs and trade barriers that could adversely impact our non-U.S. sales; and (25) the ability of VMware to adapt our offerings, business operations and go-to-market activities to changes in how customers consume information technology resources, such as through subscription and SaaS offerings; (26) other business effects, including those related to industry, market, economic, political, regulatory and global health conditions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8- K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Michael Thacker
VMware Global PR
mthacker@vmware.com
650-427-4454

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended
	April 30,	May 1,
	2021	2020
Revenue:
License	$646	$660
Subscription and SaaS	741	572
Services	1,607	1,502
Total revenue	2,994	2,734
Operating expenses(1):
Cost of license revenue	37	40
Cost of subscription and SaaS revenue	157	126
Cost of services revenue	337	318
Research and development	708	665
Sales and marketing	959	917
General and administrative	236	246
Realignment	1	4
Operating income	559	418
Investment income	—	5
Interest expense	(50)	(49)
Other income (expense), net	(23)	(6)
Income before income tax	486	368
Income tax provision (benefit)	61	(18)
Net income	$425	$386
Net income per weighted-average share, basic for Classes A and B	$1.01	$0.92
Net income per weighted-average share, diluted for Classes A and B	$1.01	$0.92
Weighted-average shares, basic for Classes A and B	419,116	418,383
Weighted-average shares, diluted for Classes A and B	422,038	421,513
__________
(1) Includes stock-based compensation as follows:
Cost of subscription and SaaS revenue	$5	$4
Cost of services revenue	25	22
Research and development	127	125
Sales and marketing	75	72
General and administrative	31	49

VMware, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	April 30,	January 29,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$5,594	$4,692
Short-term investments	120	23
Accounts receivable, net of allowance of $5 and $5	1,532	1,929
Due from related parties, net	753	1,438
Other current assets	537	530
Total current assets	8,536	8,612
Property and equipment, net	1,343	1,334
Other assets	2,592	2,697
Deferred tax assets	5,815	5,781
Intangible assets, net	926	993
Goodwill	9,599	9,599
Total assets	$28,811	$29,016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$205	$131
Accrued expenses and other	1,810	2,382
Unearned revenue	5,830	5,873
Total current liabilities	7,845	8,386
Note payable to Dell	270	270
Long-term debt	4,719	4,717
Unearned revenue	4,370	4,441
Income tax payable	816	805
Operating lease liabilities	891	891
Other liabilities	447	455
Total liabilities	19,358	19,965
Contingencies
Stockholders’ equity:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 111,488 and 112,082 shares	1	1
Class B convertible common stock, par value $0.01; authorized 1,000,000 shares; issued and outstanding 307,222 shares	3	3
Additional paid-in capital	1,960	1,985
Accumulated other comprehensive loss	(3)	(5)
Retained earnings	7,492	7,067
Total stockholders’ equity	9,453	9,051
Total liabilities and stockholders’ equity	$28,811	$29,016

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	April 30,	May 1,
	2021	2020
Operating activities:
Net income	$425	$386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	269	244
Stock-based compensation	263	272
Deferred income taxes, net	(48)	(98)
Unrealized (gain) loss on equity securities, net	35	(6)
(Gain) Loss on disposition of assets, revaluation and impairment, net	1	6
Other	1	(4)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	395	352
Other current assets and other assets	(161)	(171)
Due to/from related parties, net	685	690
Accounts payable	65	(10)
Accrued expenses and other liabilities	(630)	(249)
Income taxes payable	80	15
Unearned revenue	(114)	(53)
Net cash provided by operating activities	1,266	1,374
Investing activities:
Additions to property and equipment	(70)	(87)
Sales of investments in equity securities	8	—
Purchases of strategic investments	—	(5)
Proceeds from disposition of assets	—	4
Business combinations, net of cash acquired, and purchases of intangible assets	(10)	(38)
Net cash used in investing activities	(72)	(126)

Financing activities:
Proceeds from issuance of common stock	131	106
Net proceeds from issuance of long-term debt	—	1,984
Repurchase of common stock	(371)	(181)
Shares repurchased for tax withholdings on vesting of restricted stock	(56)	(115)
Principal payments on finance lease obligations	(1)	(1)
Net cash provided by (used in) financing activities	(297)	1,793
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)
Net increase in cash, cash equivalents and restricted cash	897	3,040
Cash, cash equivalents and restricted cash at beginning of the period	4,770	3,031
Cash, cash equivalents and restricted cash at end of the period	$5,667	$6,071
Supplemental disclosures of cash flow information:
Cash paid for interest	$46	$74
Cash paid for taxes, net	38	76
Non-cash items:
Changes in capital additions, accrued but not paid	$3	$(7)

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	April 30,	May 1,
	2021	2020
Total revenue, as reported	$2,994	$2,734
Sequential change in unearned revenue(1)	(114)	(50)
Total revenue plus sequential change in unearned revenue	$2,880	$2,684
Change (%) over prior year, as reported	7%

Growth in License and Subscription and SaaS Revenue Plus Sequential Change in Unearned License and Subscription and SaaS Revenue

	Three Months Ended
	April 30,	May 1,
	2021	2020
Total license and subscription and SaaS revenue, as reported	$1,387	$1,232
Sequential change in unearned license and subscription and SaaS revenue(2)	67	41
Total license and subscription and SaaS revenue plus sequential change in unearned license and subscription and SaaS revenue	$1,454	$1,273
Change (%) over prior year, as reported	14%
__________
(1) Consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the consolidated balance sheets.

(2) Consists of the change in unearned license and subscription and SaaS revenue from the preceding quarter.

REMAINING PERFORMANCE OBLIGATIONS
(in millions)
(unaudited)

Growth in Remaining Performance Obligations

	April 30,	May 1,
	2021	2020
Remaining performance obligations(3)	$11,032	$10,137
Change (%) over prior year	9%

Remaining performance obligations, current(4)	$6,164	$5,518
Change (%) over prior year	12%
__________
(3) Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include unearned revenue, multi-year contracts with future installment payments and certain unfulfilled orders against accepted customer contracts at the end of any given period.

(4) Current remaining performance obligations represent the amount expected to be recognized as revenue over the next twelve months.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	April 30,	January 29,	October 30,	July 31,	May 1,	January 31,
	2021	2021	2020	2020	2020	2020
Unearned revenue as reported:
License	$16	$15	$11	$11	$15	$19
Subscription and SaaS	2,064	1,998	1,596	1,619	1,579	1,534
Services
Software maintenance	6,957	7,092	6,574	6,696	6,611	6,700
Professional services	1,163	1,209	1,054	1,059	1,013	1,015
Total unearned revenue	$10,200	$10,314	$9,235	$9,385	$9,218	$9,268

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended April 30, 2021
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$37	—	—	(11)	—	—	—	$26
Cost of subscription and SaaS revenue	$157	(5)	—	(42)	—	—	—	$109
Cost of services revenue	$337	(25)	—	—	—	—	—	$312
Research and development	$708	(127)	—	(2)	—	—	—	$578
Sales and marketing	$959	(75)	(1)	(22)	—	—	—	$863
General and administrative	$236	(31)	—	—	—	(22)	—	$183
Realignment	$1	—	—	—	(1)	—	—	$—
Operating income	$559	263	1	77	1	22	—	$923
Operating margin(2)	18.7%	8.8%	—%	2.6%	—%	0.7%	—	30.8%
Other income (expense), net(3)	$(23)	—	—	—	—	36	—	$12
Income before income tax	$486	263	1	77	1	58	—	$885
Income tax provision	$61						80	$141
Tax rate(2)	12.6%							16.0%
Net income	$425	263	1	77	1	58	(80)	$744
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$1.01	$0.62	$—	$0.18	$—	$0.14	$(0.19)	$1.76
__________
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 422,038 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended May 1, 2020
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP As Adjusted(2)
Operating expenses:
Cost of license revenue	$40	—	—	(12)	—	—	—	$27
Cost of subscription and SaaS revenue	$126	(4)	—	(42)	—	—	—	$81
Cost of services revenue	$318	(22)	—	(1)	—	—	—	$295
Research and development	$665	(125)	—	—	—	—	—	$540
Sales and marketing	$917	(72)	(3)	(25)	—	(2)	—	$816
General and administrative	$246	(49)	—	—	—	(39)	—	$157
Realignment	$4	—	—	—	(4)	—	—	$—
Operating income	$418	272	3	80	4	41	—	$818
Operating margin(2)	15.3%	10.0%	0.1%	2.9%	0.1%	1.5%	—	29.9%
Other income (expense), net(3)	$(6)	—	—	—	—	(6)	—	$(12)
Income before income tax	$368	272	3	80	4	35	—	$762
Income tax provision (benefit)	$(18)						140	$122
Tax rate(2)	N/A							16.0%
Net income	$386	272	3	80	4	35	(140)	$640
Net income per weighted-average share, diluted for Classes A and B(2)(4)	$0.92	$0.65	$0.01	$0.19	$0.01	$0.08	$(0.33)	$1.52
__________
N/A - GAAP tax rate was not applicable due to the income tax benefit recorded for the three months ended May 1, 2020.
(1) Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2) Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3) Non-GAAP adjustment to other income (expense), net includes gains or losses on investments in equity securities, whether realized or unrealized.
(4) Calculated based upon 421,513 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended
	April 30,	May 1,
	2021	2020
Revenue:
License	$646	$660
Subscription and SaaS	741	572
Total license and subscription and SaaS	1,387	1,232
Services:
Software maintenance	1,321	1,245
Professional services	286	257
Total services	1,607	1,502
Total revenue	$2,994	$2,734
Percentage of revenue:
License	21.6%	24.1%
Subscription and SaaS	24.7%	21.0%
Total license and subscription and SaaS	46.3%	45.1%
Services:
Software maintenance	44.1%	45.5%
Professional services	9.6%	9.4%
Total services	53.7%	54.9%
Total revenue	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended
	April 30,	May 1,
	2021	2020
Revenue:
United States	$1,466	$1,363
International	1,528	1,371
Total revenue	$2,994	$2,734
Percentage of revenue:
United States	49.0%	49.9%
International	51.0%	50.1%
Total revenue	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended
	April 30,	May 1,
	2021	2020
GAAP cash flows from operating activities	$1,266	$1,374
Capital expenditures	(70)	(87)
Free cash flows	$1,196	$1,287

VMware, Inc.
About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flow, differ from GAAP in that they exclude stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other items, and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•Employer payroll taxes on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•Acquisition, disposition and other items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other items when looking for a consistent basis for comparison across accounting periods. These items include:
–Direct costs of acquisitions and dispositions, such as transaction and advisory fees.
–Costs associated with integrating acquired businesses.
–Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.
–Gains or losses on investments in equity securities, whether realized or unrealized.

VMware, Inc.
–Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments.
–Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”

•Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.